Exhibit 99.1

News release
FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375 Jacqueline F. Strayer (Media) (414) 524-3876	October 26, 2010
Johnson Controls Reports Double-Digit Sales and Earnings Increases for 2010 Fourth Quarter;
Affirms Forecast for Record Earnings in Fiscal 2011
MILWAUKEE, October 26, 2010 . . . Johnson Controls today reported double-digit increases in fiscal 2010 fourth quarter net sales and income.
Highlights for the company’s fourth quarter of 2010 include:
▪	Net sales of $9.0 billion vs. $7.9 billion in Q4 2009, up 15%

▪	Income from business segments of $604 million compared with $409 million a year ago

▪	Net income of $449 million vs. $300 million in Q4 2009

▪	Diluted earnings per share of $0.66 vs. $0.47 last year
Excluding non-recurring items, results were
▪	Income from business segments of $586 million compared with $514 million a year ago

▪	Net income of $409 million vs. $339 million in Q4 2009

▪	Diluted earnings per share of $0.60 vs. $0.52 last year, up 15%
Both the 2010 and 2009 fourth quarters included non-recurring items that are detailed in the Footnotes of the accompanying financial statements. Johnson Controls said it believes that using the adjusted numbers provide a more meaningful comparison of its underlying operating performance.
“We continued to capitalize on the improvement in our markets in the fourth quarter while gaining share and expanding in key geographic markets. In addition, we continue to benefit from the growth investments we maintained through the economic downturn and from our improved cost structure,” said Johnson Controls Chairman and CEO Steve Roell.
Business results (excluding items, see Footnotes)

News release
Automotive Experience sales in the quarter increased 18% to $4.1 billion versus $3.5 billion last year due primarily to higher industry production volumes and new program launches. North American revenues increased 32% to $1.8 billion from $1.4 billion last year. North American industry production rose 27%. European sales were slightly lower than the 2009 quarter at $1.8 billion due to the negative impact of foreign currency. Excluding the impact of currency, European sales increased 8%. Sales in Asia increased 74% to $563 million from $323 million in 2009. China revenues, which are mostly generated through unconsolidated joint ventures and are not included in the Asia consolidated sales figures, rose 41% to $875 million compared with $621 million a year ago.
Johnson Controls announced that its backlog of net new business for 2011 – 2013 increased 60% to $4 billion, compared with a backlog of $2.5 billion for 2010 – 2012. The higher backlog reflects market share gains in seating and interior systems, particularly in Europe and China.
Automotive Experience segment income totaled $129 million in the current quarter, compared with $77 million last year due to higher volumes, operational efficiencies and higher profitability of its Chinese joint ventures. The company reported strong margin growth in North America and Asia. Margins were lower in Europe due to the negative impact of foreign currency and higher engineering costs.
Power Solutions sales in the fourth quarter of 2010 increased 19% to $1.3 billion from $1.1 billion last year reflecting higher aftermarket and original equipment unit shipments as well as the volumes associated with the consolidation of a Korean joint venture. Aftermarket unit shipments increased 12%. The increase was primarily due to incremental volume from Wal-Mart and growth in China where volumes were more than twice the prior year. Higher global automotive production resulted in a 19% increase in original equipment battery shipments worldwide.
Power Solutions segment income was $182 million versus an exceptionally strong $194 million in the fourth quarter of 2009. The year-ago quarter was favorably impacted by the magnitude and timing of lead purchases as well as product mix.
Johnson Controls said it started production at a new battery recycling facility in Mexico in October 2010 as planned and expects to be at full production by June 2011. In addition, the company said construction has begun on a new recycling facility in South Carolina. Upon completion of these facilities, Johnson Controls expects to be able to internally recycle more than 50% of its lead requirements versus 15% today.
Earlier this month, the company announced plans to further expand production capacity in China through the construction of a third manufacturing plant. The company also announced it had signed an agreement to form a joint venture to produce and sell lead acid batteries in the fast-developing emerging markets in Central and South America.

News release
Building Efficiency sales in the 2010 fourth quarter were $3.6 billion, up 10% compared with last year reflecting increased demand for its energy efficiency solutions. Revenues were higher in all segments except Europe, which declined 12% due to the continued weakness in construction spending and deferrals of discretionary maintenance and retrofit projects. Johnson Controls reported that its fourth quarter backlog increased 10% to $4.7 billion. Orders increased by 32% globally, excluding currency.
In the fourth quarter, Verizon announced it selected Johnson Controls to provide integrated facility management, project management, energy implementation, lease administration and transaction management services at over 7,000 of Verizon’s U.S. properties. During the quarter, the company also announced it had signed its single-largest order for York chillers and related HVAC equipment to be used in a retrofit project in the Middle East.
Building Efficiency reported segment income of $275 million, up 13% versus the 2009 quarter as a result of the higher volumes.
Johnson Controls said that due to the strength of its balance sheet, the company made a voluntary pension contribution of approximately $440 million in the fourth quarter. It also reported that its net debt to total capitalization ratio at the end of the quarter was 21.9%.
Full-year results
For the 2010 fiscal year, Johnson Controls sales increased 20% to $34.3 billion compared with $28.5 billion for 2009. Financial results for the 2010 fiscal year are included in the Consolidated Statements of Income.
2011 Outlook
Johnson Controls today affirmed the 2011 financial guidance it issued on October 12, 2010. Johnson Controls anticipates a sales increase of 9%, to approximately $37 billion. The 2011 expectations are the result of a global market recovery in its buildings business, modestly higher automotive production levels and growth across the businesses in emerging markets, as well as market share gains. Earnings are forecast to increase to approximately $2.30 — $2.45 per diluted share. Sales, earnings and margin improvements are expected in all three of its businesses in 2011.
“We have good momentum as we begin fiscal 2011 as evidenced by our strong financial performance in the fourth quarter of 2010 and the substantial increases in our automotive and buildings backlogs. Our objective is to consistently grow at twice the rate of our underlying markets,” Mr. Roell said. “With our strong balance sheet and cash flows, we are accelerating our investments ahead of the recoveries of our markets to take advantage of growth opportunities and to further grow our share. I believe Johnson Controls is well-positioned to deliver record earnings in 2011 and sustainable, profitable growth over the long-term.”

News release
Johnson Controls, Inc. has made forward-looking statements in this document pertaining to its financial results for fiscal 2011 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements, other than statements of historical fact, are statements that are, or could be, deemed “forward-looking” statements and include terms such as “outlook,” “expectations,” “estimates” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, energy and commodity prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, changes in the levels or timing of investments in commercial buildings as well as other factors discussed in Item 1A of Part I of the Company’s most recent Form 10-k filing (filed November 24, 2009) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.
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Johnson Controls is a global diversified technology and industrial leader serving customers in over 150 countries. Our 130,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful.
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Johnson Controls
October 26, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended September 30,
	2010	2009
	Actual	Actual
Net sales	$9,040	$7,867
Cost of sales	7,549	6,724

Gross profit	1,491	1,143

Selling, general and administrative expenses	(985)	(761)
Debt conversion costs	—	(111)
Net financing charges	(53)	(72)
Equity income	98	27

Income from continuing operations before income taxes	551	226

Provision (benefit) for income taxes	74	(77)

Net income	477	303

Less: income attributable to noncontrolling interests	28	3

Net income attributable to JCI	$449	$300

Diluted earnings per share	$0.66	$0.47

Diluted weighted average shares	683	679

Shares outstanding at period end	674	671

Johnson Controls
October 26, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Twelve Months Ended September 30,
	2010	2009
	Actual	Actual
Net sales	$34,305	$28,497
Cost of sales	29,016	24,948

Gross profit	5,289	3,549

Selling, general and administrative expenses	(3,610)	(3,210)
Restructuring costs	—	(230)
Debt conversion costs	—	(111)
Net financing charges	(170)	(239)
Equity income (loss)	254	(77)

Income (loss) from continuing operations before income taxes	1,763	(318)

Provision for income taxes	197	32

Net income (loss)	1,566	(350)

Less: income (loss) attributable to noncontrolling interests	75	(12)

Net income (loss) attributable to JCI	$1,491	$(338)

Diluted earnings (loss) per share	$2.19	$(0.57)

Diluted weighted average shares	683	595

Shares outstanding at period end	674	671

Johnson Controls
October 26, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	September 30,	September 30,
	2010	2009
ASSETS
Cash and cash equivalents	$560	$761
Accounts receivable — net	6,095	5,528
Inventories	1,786	1,521
Other current assets	2,097	2,016

Current assets	10,538	9,826

Property, plant and equipment — net	4,096	3,986
Goodwill	6,501	6,542
Other intangible assets — net	741	746
Investments in partially-owned affiliates	728	718
Other noncurrent assets	3,012	2,270

Total assets	$25,616	$24,088

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$737	$798
Accounts payable and accrued expenses	6,548	5,306
Other current liabilities	2,494	2,612

Current liabilities	9,779	8,716

Long-term debt	2,652	3,168
Other noncurrent liabilities	2,794	2,865
Redeemable noncontrolling interests	196	155
Shareholders’ equity attributable to JCI	10,089	9,100
Noncontrolling interests	106	84

Total liabilities and equity	$25,616	$24,088

Johnson Controls
October 26, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended September 30,
	2010	2009
Operating Activities
Net income attributable to JCI	$449	$300
Income attributable to noncontrolling interests	28	3

Net income	477	303

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	167	184
Equity in earnings of partially-owned affiliates, net of dividends received	43	30
Deferred income taxes	15	(196)
Debt conversion costs	—	101
Impairment charges	11	—
Fair value adjustment of equity investment	(47)	—
Other — net	33	11
Changes in working capital, excluding acquisitions of businesses:
Accounts receivable	(390)	(501)
Inventories	(52)	81
Restructuring reserves	(39)	(61)
Accounts payable and accrued liabilities	(377)	1,031
Change in other assets and liabilities	225	(425)

Cash provided by operating activities	66	558

Investing Activities
Capital expenditures	(251)	(118)
Sale of property, plant and equipment	13	20
Acquisition of businesses, net of cash acquired	(29)	(6)
Other — net	(46)	(50)

Cash used by investing activities	(313)	(154)

Financing Activities
Increase (decrease) in short and long-term debt — net	(12)	1
Payment of cash dividends	(88)	(78)
Debt conversion costs	—	(101)
Other — net	(1)	(8)

Cash used by financing activities	(101)	(186)

Increase (decrease) in cash and cash equivalents	$(348)	$218

Johnson Controls
October 26, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Twelve Months Ended September 30,
	2010	2009
Operating Activities
Net income (loss) attributable to JCI	$1,491	$(338)
Income (loss) attributable to noncontrolling interests	75	(12)

Net income (loss)	1,566	(350)

Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	691	745
Equity in earnings of partially-owned affiliates, net of dividends received	5	85
Deferred income taxes	(80)	6
Debt conversion costs	—	101
Impairment charges	41	156
Fair value adjustment of equity investment	(47)	—
Non-cash impairment of equity investment	—	152
Other — net	112	100
Changes in working capital, excluding acquisition and divestiture of businesses:
Accounts receivable	(608)	796
Inventories	(260)	557
Restructuring reserves	(195)	(83)
Accounts payable and accrued liabilities	218	(635)
Change in other assets and liabilities	71	(713)

Cash provided by operating activities	1,514	917

Investing Activities
Capital expenditures	(777)	(647)
Sale of property, plant and equipment	47	28
Acquisition of businesses, net of cash acquired	(61)	(38)
Other — net	(177)	(171)

Cash used by investing activities	(968)	(828)

Financing Activities
Increase (decrease) in short and long-term debt — net	(586)	705
Payment of cash dividends	(339)	(309)
Debt conversion costs	—	(101)
Other — net	178	(7)

Cash provided (used) by financing activities	(747)	288

Increase (decrease) in cash and cash equivalents	$(201)	$377

Johnson Controls
October 26, 2010

FOOTNOTES
1. Business Unit Summary

	Three Months Ended				Twelve Months Ended
	September 30,				September 30,
	(unaudited)				(unaudited)
(in millions)	2010		2009	%	2010	2009	%
Net Sales
Building Efficiency	$3,594		$3,274	10%	$12,802	$12,493	2%
Automotive Experience	4,128		3,484	18%	16,610	12,016	38%
Power Solutions	1,318		1,109	19%	4,893	3,988	23%

Net Sales	$9,040		$7,867		$34,305	$28,497

Segment Income (2)
Building Efficiency	$275		$138	99%	$673	$397	70%
Automotive Experience	110		77	43%	591	(541)	*
Power Solutions	219		194	13%	669	406	65%

Segment Income	$604	(1)	$409 (1)		$1,933	$262
Restructuring costs	—		—		—	(230)
Debt conversion costs	—		(111)		—	(111)
Net financing charges	(53)		(72)		(170)	(239)

Income from continuing operations before income taxes and noncontrolling interests	$551		$226		$1,763	$(318)

Net Sales
Products and systems	$7,088		$6,169	15%	$27,204	$21,837	25%
Services	1,952		1,698	15%	7,101	6,660	7%

	$9,040		$7,867		$34,305	$28,497

Cost of Sales
Products and systems	$5,972		$5,375	11%	$23,226	$19,618	18%
Services	1,577		1,349	17%	5,790	5,330	9%

	$7,549		$6,724		$29,016	$24,948

*	Metric not meaningful

(1)	These reported numbers include a $0.02 per share after tax effect of non-recurring items and net valuation allowance releases in income taxes of $0.04 per share. The pre-tax non-recurring items are reported in the segments as follows:

	Automotive Experience		Building Efficiency		Power Solutions		Consolidated JCI
	2010	2009	2010	2009	2010	2009	2010	2009
Segment income, as reported	$110	$77	$275	$138	$219	$194	$604	$409

Non-recurring items:
Impairment charges	11	—	—	—	—	—	11	—
Warranty charges	—	—	—	105	—	—	—	105
Equity affiliate (gains) losses	8	—	—	—	(37)	—	(29)	—

Segment income, excluding one-time items	$129	$77	$275	$243	$182	$194	$586	$514

(2)	Management evaluates the performance of the segments based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges and restructuring costs.
Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions — Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
2. Acquisitions
In July of fiscal 2010, the Company acquired an additional 40 percent of a Korean joint venture. The acquisition increased the Company’s ownership percentage to 90 percent. The Company paid approximately $86 million (excluding cash acquired of $57 million) for the additional ownership percentage and incurred approximately $10 million of acquisition costs and related purchase accounting adjustments. As a result of the acquisition, the Company recorded a non-cash gain of $47 million to adjust the Company’s existing equity investment to fair value.
3. Restructuring Costs
As part of its continuing efforts to reduce costs and improve the efficiency of its global operations, the Company announced restructuring plans in the second quarter of fiscal year 2009 and recorded a $230 million restructuring charge. This restructuring charge included a $46 million impairment charge of which $25 million related to the North America automotive experience segment, $16 million related to the Asia automotive experience segment, and $5 million related to the Europe automotive experience segment.
The restructuring charge related to cost reduction initiatives in its automotive experience, building efficiency and power solutions businesses and included workforce reductions and plant consolidations. The Company expects to substantially complete the initiatives in 2011.

Johnson Controls
October 26, 2010

4. Impairment Charges
The Company reviews long-lived assets, including property, plant and equipment and other intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that its carrying amounts may not be recoverable.
At September 30, 2010, the Company recorded an $11 million impairment charge related to property, plant and equipment in the Asia automotive experience segment. This impairment charge is included in cost of sales in the accompanying Condensed Consolidated Statements of Income.
At June 30, 2010, the Company recorded an $11 million impairment charge related to property, plant and equipment in the Asia automotive experience segment. This impairment charge is included in selling, general and administrative expenses in the accompanying Condensed Consolidated Statements of Income.
At March 31, 2010, the Company recorded a $19 million impairment charge related to property, plant and equipment in the North America automotive experience segment as part of the Company’s revised restructuring actions. This impairment charge was offset by a decrease in the Company’s restructuring reserve for $19 million due to lower employee severance and termination benefit cash payouts than previously calculated.
At December 31, 2008, the Company recorded a $77 million and $33 million impairment charge related to property, plant and equipment in the automotive experience business in North America and Europe, respectively. The impairment charges are included in cost of sales in the accompanying Condensed Consolidated Statements of Income. At December 31, 2008, the Company also recorded a $152 million charge related to an impairment of an equity investment in a 48%-owned joint venture with US Airconditioning Distributors, Inc. in the Company’s building efficiency business. This impairment charge is included in equity loss in the accompanying Condensed Consolidated Statements of Income.
5. Income Taxes
The Company’s effective tax rate before consideration of discrete tax items for the fourth quarter and year ending September 30, 2010 is 18.0 percent as compared to 22.7 percent for the fourth quarter and year ending September 30, 2009. The effective tax rate inclusive of discrete tax items for the fourth quarter and year ending September 30, 2010 is 13.4 percent and 11.2 percent, respectively. The impact of net valuation allowance releases is $0.04 per share in the fourth quarter.
6. Earnings per Share
The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended		Twelve Months Ended
	September 30		September 30
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Income Available to Common Shareholders

Basic income (loss) available to common shareholders	$449	$300	$1,491	$(338)

Financing costs related to the convertible senior notes and equity units, net of tax	1	18	5	—

Diluted income (loss) available to common shareholders	$450	$318	$1,496	$(338)

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	673.0	599.6	672.0	595.3
Effect of dilutive securities:
Stock options	5.5	4.8	5.9	—
Convertible senior notes	—	31.3	0.1	—
Equity units	4.5	43.7	4.5	—

Diluted weighted average shares outstanding	683.0	679.4	682.5	595.3

7. Convertible Debt and Equity Units Exchange
During the fourth quarter of fiscal year 2009, the Company announced and settled the convertible senior notes and Equity Unit exchange offering. Upon settlement of the exchange offers, approximately $805 million aggregate principal amount of debt was exchanged for 75 million shares of common stock and approximately $101 million in cash. As a result of the exchanges, the Company recognized approximately $111 million of debt conversion costs within its Condensed Consolidated Statements of Income which is comprised of $101 million of premium costs on the exchange and a $10 million charge related to unamortized debt issuance costs.